Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2005, except for Note 14, as to which the date is June  2, 2005, with respect to the financial statements and schedule of Hawaiian Holdings, Inc., and our report dated March 30, 2005, except for Note 19, as to which the date is June 2, 2005, with respect to the financial statements and schedule of Hawaiian Airlines, Inc., included in the Registration Statement (Form S-1) and related Prospectus of Hawaiian Holdings, Inc. for the registration of common stock.

/s/ Ernst & Young LLP

Honolulu, Hawaii
November 2, 2005